Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-513-3477

Polaris Announces Buyback of 3.96 Million Shares From Fuji Heavy Industries

MINNEAPOLIS--(BUSINESS WIRE)--November 12, 2013--Polaris Industries Inc. (NYSE:PII) today announced that it has purchased all of Fuji Heavy Industries Ltd.’s (“FHI”) 3.96 million shares of Polaris’ common stock for a purchase price of $497.5 million, thereby reducing its outstanding share count by approximately six percent. Polaris funded this purchase with a combination of cash on hand and $250 million of borrowings under the Company’s revolving credit facility.

Polaris and FHI have a long successful engine supplier relationship dating back to 1968, when FHI began manufacturing Polaris’ exclusive “Star” engine. FHI was the sole manufacturer of Polaris’ engines from 1968 to 1995, at which time Polaris gradually began to produce its own engines for select models. For model year 2013, FHI supplied approximately one-fourth of Polaris’ engines used in a number of models of snowmobiles and off-road vehicles. For model year 2014 and beyond, the Company anticipates that the percentage of FHI-supplied engines will decline further as Polaris continues to significantly expand its own engine portfolio.

Scott Wine, Polaris’ Chairman and CEO stated, “FHI has been a valued partner and long-term engine supplier since 1968 and a significant, loyal and stable shareholder since we first began trading as a public company in 1987. FHI approached us with the opportunity to repurchase their entire block of Polaris stock at a negotiated discount to the most recent average market price. Our decision to repurchase these shares demonstrates not only the confidence we have in the fundamentals of our business, but also our long-term growth prospects and the commitment we have to provide an above-average return to our shareholders. However, this opportunistic share repurchase transaction in no way signals a change in our strategic direction. We continue to believe there are abundant opportunities to further expand and diversify our businesses both organically and through acquisitions and we have ample borrowing capacity and strong cash flow to fund the anticipated growth of Polaris.”

Polaris currently intends to issue $100 million of debt under an existing private placement Master Note Purchase Agreement before December 31, 2013 in order to reduce the borrowings under the Company’s revolving credit facility. After taking into consideration the funding and transaction costs and lower outstanding share count, this transaction is expected to have only a slightly positive impact on the Company’s 2013 fourth quarter and full year earnings per share from continuing operations. The Company’s previously issued guidance for full year 2013 earnings per share from continuing operations, raised on October 22, 2013, remains unchanged at $5.30 to $5.37 per diluted share. On a pro forma basis, assuming this transaction had occurred on January 1, 2013, the positive impact on expected full year 2013 earnings per share from continuing operations would have been approximately $0.25 per share. The Company’s share repurchase program authorization remains in place with approximately 1.6 million shares available for repurchase. The existing program does not have an expiration date.

Goldman, Sachs & Company acted as financial advisor to Polaris in this transaction.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2012 sales of $3.2 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and small vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris and KLIM branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this document, including but not limited to management’s expectations regarding 2013 sales, shipments, margins, and net income and cash flow from both continuing and discontinued operations, the ability to issue long-term notes, the trend toward producing more of the Company’s own engines for its vehicles, the opportunities for expansion and diversification of the Company’s business, the impact of the repurchase of shares on the Company’s full year 2013 earnings per share and the Company’s guidance on earnings per share from continuing operations are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; manufacturing operation initiatives; acquisition integration costs; warranty expenses; impact of changes in Polaris stock prices on incentive compensation; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in our 2012 annual report and Form 10-K filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.